UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

CIVISTA BANCSHARES, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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CIVISTA BANCSHARES, INC.

100 East Water Street, P. O. Box 5016

Sandusky, Ohio 44870

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on April 19, 2016

TO OUR SHAREHOLDERS:

Notice is hereby given that the Annual Meeting of Shareholders (the “Annual Meeting”) of Civista Bancshares, Inc. (the “Corporation”) will be held at the Cedar Point Center Facility, BGSU Firelands College, One University Drive, Huron, Ohio 44839, on Tuesday, April 19, 2016, at 10:00 a.m., E.D.T., for the following purposes:

1.	To elect eight (8) Directors to serve one-year terms expiring in 2017.

2.	To approve the proposed fees for non-employee Directors for 2016.

3.	To consider and vote upon a non-binding advisory resolution to approve the compensation of the Corporation’s named executive officers as disclosed in the accompanying proxy statement.

4.	To ratify the appointment of S. R. Snodgrass, P.C. as the independent registered public accounting firm of the Corporation for the fiscal year ending December 31, 2016.

5.	To consider and act upon any other matter which may properly be brought before the meeting or any adjournment thereof.

Only those holders of record of common shares of the Corporation at the close of business on February 19, 2016, will be entitled to notice of and to vote at the Annual Meeting.

Included with this Notice are the Corporation’s Proxy Statement for the Annual Meeting, a form of proxy card and the Corporation’s 2015 Annual Report to Shareholders. The proxy solicitation materials for the Annual Meeting are being sent by mail to shareholders on or about March 15, 2016.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on April 19, 2016: The Corporation’s Proxy Statement for the Annual Meeting, a sample of the form of proxy card to be sent to shareholders by the Corporation and the Corporation’s 2015 Annual Report to Shareholders are available at www.proxydocs.com/civb.

You are cordially invited to attend the Annual Meeting. Your vote is very important, regardless of the number of common shares you own. Whether or not you plan to attend the Annual Meeting in person, it is important that your common shares be represented. Please sign, date and return your proxy card as soon as possible. A return envelope, which requires no postage if mailed in the United States, has been provided for your use. Alternatively, if your common shares are registered directly with the Corporation’s transfer agent, American Stock Transfer & Trust Company, LLC (“AST”), you may vote electronically via the Internet or by using the toll-free telephone number given on the form of proxy. If you are a holder of record, you also may cast your vote in person at the Annual Meeting.

To obtain directions to attend the Annual Meeting and vote in person, please call Amy Grant at 419-627-4667.

By Order of the Board of Directors

March 15, 2016

CIVISTA BANCSHARES, INC.

100 East Water Street, P. O. Box 5016

Sandusky, Ohio 44870

(419) 625-4121

www.civb.com

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 19, 2016

INTRODUCTION

We are sending this Proxy Statement and the enclosed proxy card to you as a shareholder of Civista Bancshares, Inc. (the “Corporation”) in connection with the solicitation of proxies for the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Tuesday, April 19, 2016, at 10:00 a.m., E.D.T., at the Cedar Point Center Facility, BGSU Firelands College, One University Drive, Huron, Ohio 44839. The Corporation’s Board of Directors is soliciting proxies for use at the Annual Meeting, or any adjournment thereof. The proxy solicitation materials for the Annual Meeting are being sent by mail to shareholders on or about March 15, 2016.

At the Annual Meeting, shareholders will be asked to consider and vote upon the following:

1.	To elect eight (8) Directors to serve one-year terms expiring in 2017.

2.	To approve the proposed fees for non-employee Directors for 2016.

3.	To consider and vote upon a non-binding advisory resolution to approve the compensation of the Corporation’s named executive officers as disclosed in the accompanying proxy statement.

4.	To ratify the appointment of S. R. Snodgrass, P.C. as the independent registered public accounting firm of the Corporation for the fiscal year ending December 31, 2016.

5.	To consider and act upon any other matter which may properly be brought before the meeting or any adjournment thereof.

VOTING INFORMATION

Who can vote?

Only holders of record of the Corporation’s common shares as of the close of business on February 19, 2016, the record date for determination of the shareholders entitled to vote at the Annual Meeting, will be entitled to vote at the Annual Meeting. At the close of business on February 19, 2016, there were 7,846,308 common shares of the Corporation outstanding and 7,833,348 common shares entitled to vote. (As of the record date, the individuals entitled to the remaining outstanding shares had not exchanged stock in an acquired company for common shares of the Corporation.) The common shares are the only class of stock of the Corporation presently outstanding and entitled to vote at the Annual Meeting. A majority of the outstanding common shares of the Corporation represented in person or by proxy will constitute a quorum at the Annual Meeting.

How do I vote?

If you were the record holder of common shares of the Corporation as of February 19, 2016, you may vote in person by attending the Annual Meeting or, to ensure that your common shares are represented at the Annual Meeting, you may vote your common shares by signing and returning the enclosed proxy card in the postage-paid envelope provided.

Shareholders whose common shares of the Corporation are registered directly with the Corporation’s transfer agent, AST, may also vote electronically via the Internet or by using the toll-free telephone number given on the enclosed proxy card. The deadline for transmitting voting instructions electronically via the Internet or telephonically is 11:59 p.m., E.D.T., on April 18, 2016. The Internet and telephone voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been properly recorded. Shareholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which will be borne by those shareholders.

How do I vote if my common shares are held in “street name”?

If you hold your common shares in “street name” with a broker, a financial institution or other nominee, then that entity is considered the shareholder of record for voting purposes and should give you instructions for voting your common shares. As a beneficial owner, you have the right to direct the record holder on how to vote the common shares held in your account. If you hold your common shares in “street name”, you may be eligible to appoint your proxy electronically via the Internet or telephonically and may incur costs associated with the electronic access or telephone usage.

If you hold your common shares in “street name” and wish to attend the Annual Meeting and vote in person, you must bring documentation from your broker, financial institution or other nominee authorizing you to vote on behalf of such record holder. The documentation must show that you were the direct or indirect beneficial owner of the common shares on February 19, 2016, the record date for voting at the Annual Meeting.

May I exercise cumulative voting rights?

At a special meeting of shareholders on November 4, 2015, the shareholders of the Corporation approved an amendment to the Corporation’s Articles of Incorporation to eliminate cumulative voting in the election of Directors. As a result, each shareholder will be entitled to cast one vote for each common share owned by that shareholder with respect to each candidate for election to the Board of Directors.

With respect to all other matters submitted to a vote at the Annual Meeting, each shareholder will be entitled to one vote for each common share of the Corporation held on February 19, 2016.

How will my common shares be voted?

Those common shares represented by properly executed proxy cards that are received prior to the Annual Meeting, or by properly authenticated Internet or telephone votes that are submitted prior to the deadline for doing so, and not subsequently revoked, will be voted in accordance with your instructions by your proxies. If you submit a valid proxy card prior to the Annual Meeting, or timely submit your proxy via the Internet or by telephone, but do not provide voting instructions, your proxies will vote your common shares as recommended by the Board of Directors, except in the case of broker non-votes where applicable, as follows:

•	“FOR” the election as Directors of the Corporation of the eight (8) nominees listed under the heading “PROPOSAL 1 – ELECTION OF DIRECTORS”;

•	“FOR” the approval of the proposed fees for non-employee directors for 2016;

•	“FOR” the non-binding advisory resolution to approve the compensation of the Corporation’s named executive officers as disclosed in this Proxy Statement; and

•	“FOR” the ratification of the appointment of S. R. Snodgrass, P.C. as the independent registered public accounting firm of the Corporation for the fiscal year ending December 31, 2016.

If any other matters are properly presented for voting at the Annual Meeting, the persons appointed as proxies will vote on those matters, to the extent permitted by applicable law, in accordance with their best judgment. No appraisal or dissenters’ rights exist for any action proposed to be taken at the Annual Meeting.

Can the proxy materials be accessed electronically?

The Corporation’s Proxy Statement for the Annual Meeting, a sample of the form of proxy card and the Corporation’s 2015 Annual Report to Shareholders are available on the Internet at www.proxydocs.com/civb.

How do I change or revoke my proxy?

Shareholders who submit proxies retain the right to revoke them at any time before they are exercised. Unless revoked, the common shares represented by such proxies will be voted at the Annual Meeting and any adjournment thereof. You may revoke your proxy at any time before a vote is taken at the Annual Meeting by:

•	filing a written notice of revocation with the Secretary of the Corporation, at 100 East Water Street, P.O. Box 5016, Sandusky, Ohio 44870;

•	executing and returning a later-dated proxy card or submitting a later-dated vote through the Internet or by telephone; or

•	attending the Annual Meeting and giving notice of revocation in person.

Attendance at the Annual Meeting will not, by itself, revoke your proxy.

The last-dated proxy you submit (by any means) will supersede any previously submitted proxy. If you have instructed your broker, bank or nominee to vote your common shares, you must follow directions received from your broker, bank or nominee to change your vote.

If I vote in advance, can I still attend the Annual Meeting?

Yes. You are encouraged to vote promptly by returning your signed proxy card by mail or, if applicable, by appointing a proxy to vote electronically via the Internet or by telephone so that your common shares will be represented at the Annual Meeting. However, appointing a proxy does not affect your right to attend the Annual Meeting and vote your common shares in person.

What constitutes a quorum and how many votes are required for adoption of the proposals?

A majority of the outstanding common shares of the Corporation represented in person or by proxy will constitute a quorum at the Annual Meeting. Common shares may be present in person or represented by proxy at the Annual Meeting. Both abstentions and broker non-votes are counted as being present for purposes of determining the presence of a quorum. There were 7,833,348 common shares of the Corporation outstanding and entitled to vote on February 19, 2016, the record date. A majority of the outstanding common shares, or 3,916,675 common shares, present in person or represented by proxy, will constitute a quorum. A quorum must exist to conduct business at the Annual Meeting.

The rules of The NASDAQ Stock Market LLC (“NASDAQ”), the stock exchange on which the Corporation’s common shares are listed, determine whether proposals presented at shareholder meetings are routine or non-routine. If a proposal is routine, a broker holding common shares for a beneficial owner in street name may vote on the proposal without receiving instructions from the beneficial owner. If a proposal is non-routine, the broker may vote on the proposal only if the beneficial owner has provided voting instructions. A broker non-vote occurs when the broker, as the holder of record, is unable to vote on a proposal because the proposal is non-routine and the beneficial owner does not provide any instructions.

The ratification of the appointment of the Corporation’s independent registered public accounting firm (Proposal 4) is the only routine matter. Each of the other proposals is considered a non-routine matter and, therefore, your broker may vote on these matters only if you provide voting instructions. Accordingly, it is important that you provide instructions to your broker on these matters.

Vote Required with Respect to the Proposals

•	Proposal 1 – Election of Directors

Under Ohio law and the Corporation’s Code of Regulations, the eight (8) nominees for election as Directors of the Corporation who receive the greatest number of votes “FOR” election will be elected Directors. Common shares as to which the authority to vote is withheld and broker non-votes will be counted for quorum purposes but will not affect whether a nominee has received sufficient votes to be elected.

•	Proposal 2 – Approval of Proposed Fees for Non-employee Directors for 2016

The affirmative vote of a majority of the common shares of the Corporation outstanding and entitled to vote at the Annual Meeting is required to approve the proposed fees for non-employee Directors for 2016. An abstention or a broker non-vote will have the same effect as a vote “Against” the proposal.

•	Proposal 3 – Non-Binding Advisory Resolution to Approve the Compensation of the Corporation’s Named Executive Officers

The affirmative vote of a majority of the common shares represented at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal, is required to approve the non-binding advisory resolution to approve the compensation paid to the Corporation’s named executive officers as disclosed in this Proxy Statement. The effect of an abstention is the same as a vote “Against” Proposal 3. Broker non-votes will not be counted in determining whether the proposal has been approved.

•	Proposal 4 – Ratification of the Appointment of the Corporation’s Independent Registered Public Accounting Firm

The affirmative vote of a majority of the common shares represented at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal, is required to ratify the appointment of S. R. Snodgrass, P.C. as the independent registered public accounting firm of the Corporation for the fiscal year ending December 31, 2016. The effect of an abstention is the same as a vote “Against” Proposal 4.

In accordance with the Corporation’s policy, proxy cards, ballots and voting instructions that identify individual shareholders will be kept confidential. Exceptions to this policy, however, may be necessary in limited instances to comply with applicable legal requirements and, in the event of a contested proxy solicitation, to verify the validity of proxies presented by any person and the results of the voting.

Who pays the cost of proxy solicitation?

The Corporation will pay the costs of preparing, assembling, printing and mailing this Proxy Statement, the accompanying proxy card and other related materials and all other costs incurred in connection with the solicitation of proxies on behalf of the Board of Directors, other than the Internet access and telephone usage charges mentioned above. Although we are soliciting proxies by mailing these proxy materials to our shareholders, the directors, officers and employees of the Corporation and our subsidiaries also may solicit proxies by further mailing, personal contact, telephone, facsimile or electronic mail without receiving any additional compensation for such solicitations. Arrangements will also be made with brokerage firms, financial institutions and other nominees who are record holders of common shares of the Corporation for the forwarding of solicitation materials to the beneficial owners of such common shares. The Corporation will reimburse these brokers, financial institutions and other nominees for their reasonable out-of-pocket costs in connection therewith.

Who should I call if I have questions concerning this proxy solicitation or the proposals to be considered at the Annual Meeting?

If you have any questions concerning this proxy solicitation, or the proposals to be considered at the Annual Meeting, please call James E. McGookey, Secretary, at 419-625-4121 (Sandusky area) or 888-645-4121 (other).

PROPOSAL 1

ELECTION OF DIRECTORS

The Amended and Restated Code of Regulations of the Corporation provides that the number of Directors shall be not be less than five (5) nor more than twenty-five (25), as from time to time shall be determined by resolution of the Board of Directors of the Corporation. The Board of Directors currently consists of eight (8) members, and the current terms of all of the Directors expire at the Annual Meeting in 2016.

The Board of Directors proposes that each of the eight (8) nominees named below be elected as Directors of the Corporation to serve a one (1) year term expiring at the annual meeting in 2017, and until his successor is elected and qualified or until his earlier resignation, removal from office or death. Each nominee was recommended by the Nominating and Corporate Governance Committee (“Nominating Committee”) for election. All of the nominees have expressed their willingness to serve as Directors if elected. The Board of Directors has no reason to believe that any nominee will be unavailable or unable to serve as a Director; however, if for any reason a nominee becomes unable or unwilling to stand for election as a Director, the individuals designated as proxies in the enclosed proxy card will have full discretion to vote the common shares represented by the proxies they hold for the election of the remaining nominees and for the election of any substitute nominee designated by the Board of Directors following recommendation by the Nominating Committee.

The following table lists each nominee’s name, age, principal occupation(s) and/or positions held with the Corporation, the Corporation’s banking subsidiary, Civista Bank (the “Bank”), and the Corporation’s other subsidiaries, and the year the nominee first became a Director of the Corporation. Unless otherwise indicated, each individual has held his principal occupation for more than five years.

Name and principal occupation or employment for the past five years; positions held with the Corporation and its Subsidiaries.	Age	Director Since	Nominee for Term Expiring In
Thomas A. Depler Attorney, Poland, Depler & Shepherd Co., L.P.A. Director of Civista Bancshares, Inc. and Civista Bank	66	2007	2017
Allen R. Maurice President and Sr. Attorney, Wagner, Maurice & Davidson Co., L.P.A. Director of Civista Bancshares, Inc. and Civista Bank	72	2007	2017
James O. Miller President and CEO, Civista Bancshares, Inc. Chairman, Civista Bancshares, Inc. CEO, Civista Bank Chairman, Civista Bank President, Civista Bank until 2014 Director of Civista Bancshares, Inc. and Civista Bank Director of First Citizens Insurance Agency, Inc. Director of Water Street Properties, Inc.	64	2006	2017
Dennis E. Murray, Jr. Partner, Murray & Murray Attorneys at Law Director of Civista Bancshares, Inc. and Civista Bank	53	2015	2017

Name and principal occupation or employment for the past five years; positions held with the Corporation and its Subsidiaries.	Age	Director Since	Nominee for Term Expiring In
Allen R. Nickles Certified Public Accountant Partner, Payne, Nickles & Company Director of Civista Bancshares, Inc. and Civista Bank	65	2003	2017
J. William Springer President and CEO, Industrial Nut Corp. Director of Civista Bancshares, Inc. and Civista Bank	73	2015	2017
David A. Voight President, Civista Bancshares, Inc. until December 2007 Chairman, Civista Bank until December, 2007 Chairman, Civista Bancshares, Inc. until April 2014 Director, Civista Bancshares, Inc. and Civista Bank Director of First Citizens Insurance Agency, Inc. Director of Water Street Properties, Inc.	74	1989	2017
Daniel J. White International Business Consultant President, Norwalk Furniture, from 2008 to 2013 Retired President, Geotrac (an online provider of flood survey information) Director of Civista Bancshares, Inc. and Civista Bank	66	2002	2017

Recommendation and Vote

Under Ohio law and the Corporation’s Amended and Restated Code of Regulations, the eight (8) nominees for election as Directors of the Corporation who receive the greatest number of votes “FOR” election will be elected Directors. Common shares represented by properly executed proxy cards that are received prior to the Annual Meeting, or by properly authenticated Internet or telephone votes that are submitted prior to the deadline for doing so, and not subsequently revoked, will be voted “FOR” the election of the nominees listed above unless authority to vote for one or more nominees is withheld. Shareholders may withhold authority to vote for the entire slate as nominated or may withhold the authority to vote for one or more individual nominees. Common shares as to which the authority to vote is withheld will be counted for quorum purposes but will not be counted toward the election of directors, or toward the election of the individual nominees specified on the proxy card.

The Board of Directors recommends a vote “FOR” the election of all of the nominees listed above.

BENEFICIAL OWNERSHIP OF

COMMON SHARES OF THE CORPORATION

The following table sets forth information concerning the only persons known to the Corporation to own beneficially more than 5% of the outstanding common shares of the Corporation as of February 19, 2016.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (1)
George L. Mylander Trust (2) 165 E. Washington Row Sandusky, Ohio 44870	403,183 Common Shares (3)	5.14%

(1)	Percent of Class is computed based on 7,846,308 common shares outstanding on February 19, 2016.

(2)	All common shares are held by Eric M. Muehlhauser, Trustee of the George L. Mylander Second Restated Voting Trust Agreement dated June 29, 2014, as amended.
(3)	Based upon information contained in the Amendment No. 1 to Schedule 13G filed on behalf of the George L. Mylander Trust on January 15, 2016.

The following table sets forth information regarding the beneficial ownership of the Corporation’s common shares, as of February 19, 2016, for each of the current Directors of the Corporation, each of the nominees for election as Directors of the Corporation, each of the individuals named in the Summary Compensation Table for 2015 on page 21, and all Directors, nominees and executive officers of the Corporation as a group.

Name of Beneficial Owner or Number of Persons in Group (1)	Amount and Nature of Beneficial Ownership	Common Shares Which Can Be Acquired Upon Conversion of Depositary Shares Within 60 Days (2)	Total	Percent of Class (3)
Thomas A. Depler (4)	22,172	7,672	29,844	*
Allen R. Maurice (5)	59,141	12,786	71,927	*
James O. Miller (6)	13,959	6,393	20,352	*
Dennis E. Murray, Jr. (7)	26,681	0	26,681	*
Allen R. Nickles (8)	104,230	10,230	114,460	1.46%
J. William Springer (9)	1,210	0	1,210	*
David A. Voight (10)	13,020	5,115	18,135	*
Daniel J. White (11)	1,049	76,726	77,775	*
Richard J. Dutton (12)	8,725	1,278	10,003	*
Todd A. Michel (13)	796	1,278	2,074	*
James E. McGookey (14)	4,444	3,324	7,768	*
Dennis G. Shaffer (15)	2,482	1,278	3,760	*
All current executive officers and directors as a group (14 persons)	264,539	129,276	393,815	4.94%

(1)	Unless otherwise indicated, each executive officer or Director has voting and investment power with respect to all of the common shares reflected in the table for such executive officer or Director. The mailing address of each of the executive officers and Directors of the Corporation is 100 East Water Street, P.O. Box 5016, Sandusky, Ohio 44870.
(2)	Represents the number of common shares as to which the named person or group has the right to acquire beneficial ownership upon the conversion of Depositary Shares of the Corporation, each representing a 1/40th ownership interest in a Noncumulative Redeemable Convertible Perpetual Preferred Share, Series B, of the Corporation (“Depositary Shares”). Each Depositary Share, at the option of the holder, is convertible at any time into the number of common shares of the Corporation equal to $25.00 divided by the conversion price then in effect (currently $7.82).
(3)	Percent of Class is computed based on the sum of (a) 7,846,308 common shares outstanding on February 19, 2016, and (b) the number of common shares, if any, as to which the named person or group has the right to acquire beneficial ownership upon the conversion of Depositary Shares beneficially owned by the named person or group as of February 19, 2016. *Indicates beneficial ownership of less than one percent of the outstanding common shares of the Corporation.
(4)	Includes 9,168 common shares held by John Depler Trust, as to which Mr. Depler, as trustee, has voting and investment power; 12,794 common shares held jointly by Thomas A. Depler and his spouse, Nancy S. Depler, as to which they have shared voting and investment power; 210 common shares owned by Thomas A. Depler; 3,836 common shares which may be acquired upon conversion of Depositary Shares held by the Thomas A. Depler Rollover IRA; and 3,836 common shares which may be acquired upon conversion of Depositary Shares held by the Thomas A. Depler SEP IRA.

(5)	Includes 1,851 common shares owned by Allen R. Maurice; 450 common shares owned by Susan C. Maurice, spouse of Allen R. Maurice, as to which she has voting and investment power; 56,840 common shares held by Allen R. Maurice IRA; 6,393 common shares which may be acquired upon conversion of Depositary Shares held jointly by Susan C. Maurice and Kori L. Hurley, as to which they exercise shared voting and investment power; and 6,393 common shares which may be acquired upon conversion of Depositary Shares held jointly by Susan C. Maurice and Kelly M. Druckenbroad, as to which they exercise shared voting and investment power.
(6)	Includes 3,439 common shares held by James O. Miller (including 2,293 restricted common shares, of which 1,146 shares will vest on January 2, 2017 and 1,147 shares will vest on January 2, 2017); 4,240 common shares held by James O. Miller IRA; 3,800 common shares held by Martha M. Miller IRA, as to which Mr. Miller’s spouse has voting and investment power; 2,000 common shares held by Mr. Miller and his spouse, as to which they exercise shared voting and investment power; 480 common shares owned by the children of James O. Miller, as to which Mr. Miller, as custodian, has voting and investment power; 1,918 common shares which may be acquired upon conversion of Depositary Shares owned by Martha M. Miller IRA, spouse of Mr. Miller, as to which she has voting and investment power; and 4,475 common shares which may be acquired upon conversion of Depositary Shares held by James O. Miller IRA.
(7)	Includes 9,619 common shares held by Dennis Murray, Jr. IRA; 12,062 common shares held by Dennis E. Murray, Jr.; and 5,000 shares owned by Mr. Murray’s spouse, Martha Murray, as to which she has voting and investment power. A total of 11,852 common shares held by Mr. Murray and 5,000 common shares owned by Mrs. Murray are held in their respective brokerage accounts, which shares (together with other assets in the accounts) may be pledged to secure loans outstanding from time to time to Mr. Murray and Mrs. Murray, respectively, with respect to margin accounts.
(8)	Includes 100,795 common shares held by Allen R. Nickles SEP IRA; 895 common shares held by Allen R. Nickles IRA; 210 common shares held by Allen R. Nickles; 500 common shares held by Diane Nickles IRA, spouse of Mr. Nickles, as to which she has voting and investment power; 1,105 common shares held by Diane Nickles, as to which she has voting and investment power; 725 common shares owned by a child of Allen R. Nickles, as to which Mr. Nickles, as custodian, has voting and investment power; and 10,230 common shares which may be acquired upon conversion of Depositary Shares owned by Allen R. Nickles.
(9)	Includes 1,000 common shares held by the John W. Springer Trust, as to which Mr. Springer, as trustee, has voting and investment power; and 210 common shares held by J. William Springer.
(10)	Includes 13,020 common shares held by The Voight Family Trust, as to which Mr. Voight, and his spouse, Ann S. Voight, as trustees, have shared voting and investment power; and 5,115 common shares which may be acquired upon conversion of Depositary Shares held by The Voight Family Trust, as to which Mr. Voight and Ms. Voight have shared voting and investment power.
(11)	Includes 743 common shares owned by Daniel J. White; 306 common shares held by Daniel J. White Investment LLC, as to which Mr. White has voting and investment power; and 76,726 common shares which may be acquired upon conversion of Depositary Shares owned by Daniel J. White.
(12)	Includes 2,439 common shares held by Richard J. Dutton (including 1,626 restricted common shares, of which 813 shares will vest on January 2, 2017 and 813 shares will vest on January 2, 2018); 6,286 common shares held by Richard J. Dutton IRA; and 1,278 common shares which may be acquired upon conversion of Depositary Shares owned by Richard J. Dutton.
(13)	Includes 771 common shares held by Todd A. Michel (including 514 restricted common shares, of which 257 shares will vest on January 2, 2017 and 257 shares will vest on January 2, 2018); 25 common shares held jointly by Todd A. Michel and Lynn A. Michel, spouse of Todd A. Michel, as to which they exercise shared voting and investment power; and 1,278 common shares which may be acquired upon conversion of Depositary shares owned jointly by Todd A. Michel and his spouse, Lynn A. Michel.
(14)	Includes 1,979 common shares held by James E. McGookey (including 1,320 restricted common shares, of which 660 shares will vest on January 2, 2017 and 660 shares will vest on January 2, 2018); 985 common shares held by James E. McGookey IRA; 1,480 common shares held jointly by Mr. McGookey and his spouse, Anne H. McGookey, as to which they have shared voting and investment power; 1,918 common shares which may be acquired upon conversion of Depositary Shares owned jointly by James E. McGookey and his spouse, Anne H. McGookey; and 1,406 common shares which may be acquired upon conversion of Depositary Shares held by James E. McGookey IRA.

(15)	Includes 2,482 common shares held by Dennis G. Shaffer (including 1,655 restricted common shares, of which 827 shares will vest on January 2, 2017 and 828 shares will vest on January 2, 2018); and 1,278 common shares which may be acquired upon conversion of Depositary Shares held by Dennis G. Shaffer IRA.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Corporation’s Directors, executive officers and any persons beneficially holding more than ten percent (10%) of the Corporation’s common shares are required to file statements with the Securities and Exchange Commission (the “SEC”) reporting their initial ownership of the Corporation’s common stock and any subsequent changes in their ownership. To the Corporation’s knowledge, based solely on a review of the Section 16(a) reports filed on behalf of these persons for their transactions during 2015 and written representations that no other Section 16(a) reports were required to be filed for transactions during 2015, all filing requirements applicable to officers, Directors and beneficial owners of more than 10% of the outstanding common shares of the Corporation under Section 16(a) of the Exchange Act were complied with, except that Gerald B. Wurm, a Director of Civista Bank, had one late Form 4 filing which reported one transaction.

BOARD OF DIRECTOR MEETINGS AND COMMITTEES

Meetings of the Board of Directors

The Board of Directors of the Corporation met twelve (12) times in 2015. Each Director attended at least 75% of the total number of meetings of the Board of Directors and of the committees on which he served during 2015.

Attendance at Annual Meeting of Shareholders

The Corporation does not have a formal policy with regard to Director attendance at annual meetings of shareholders. However, the Corporation encourages all Director nominees to attend each annual meeting of shareholders. Seven of the Corporation’s eight Directors attended the 2015 annual meeting of shareholders.

Board Leadership Structure

The Board of Directors expects its Chairman to possess extensive knowledge of the Corporation’s operations as well as the experience and capacity to provide strategic direction to the Corporation. The position of Chairman has historically been used to facilitate the transition of the chief executive officer from a role involving the day-to-day operations to a broader, more strategic role. The Board’s view is that a present or former chief executive with the appropriate leadership qualities and significant familiarity with the Corporation and the banking industry is often in the best position to fill such a strategic role. Consistent with this view, in 2014 the Board elected James O. Miller, the Corporation’s current CEO, to serve as the Chairman of the Board. The Board believes that Mr. Miller provides appropriate leadership and oversight of the Corporation and promotes the Board’s effective functioning. The Board expects that Mr. Miller’s role as Chairman will also allow him to eventually recommend his successor to assume the position of CEO.

To provide independent leadership for the Board, in 2015 the Board formalized the position of “lead director” and elected the independent director who acts as the chairperson of the Nominating Committee to fill that role. The lead director’s duties include acting as a liaison between the Board and management, approving the agenda for each Board meeting and acting as chairperson for executive sessions of the Board. Since the Board is also comprised of other strong independent directors and conducts regular executive sessions, the Board believes that its current leadership structure is appropriate.

The Board is actively involved in oversight of risks that could affect the Corporation and its subsidiaries, and this oversight is conducted primarily through the Audit Committee and the Nominating Committee, each of which are comprised entirely of independent directors. The Board believes that the administration of its risk function has not affected the Board’s leadership structure.

Committees of the Board

The Board of Directors of the Corporation has the following standing committees: Nominating Committee; Audit Committee; and Compensation, Benefits and Liability Committee (“Compensation Committee”). The following table shows the current membership of each of the standing committees of the Board. It is anticipated that the composition of the standing committees may change, and new Directors may be appointed to serve on these committees, following the Annual Meeting.

Nominating Committee	Audit Committee	Compensation Committee
Dennis E. Murray, Jr., Chairman Thomas A. Depler J. William Springer David A. Voight Allen R. Maurice*	Allen R. Nickles, Chairman Thomas A. Depler J. William Springer Daniel J. White	J. William Springer, Chairman Allen R. Maurice Dennis E. Murray, Jr. David A. Voight Thomas A. Depler*

*	Alternate Member

Nominating Committee

The Nominating Committee currently has four (4) members and met four (4) times in 2015. The Board of Directors has determined that each of the current members of the Nominating Committee qualifies, and each Director who served as a member of the Nominating Committee during 2015 qualified during his tenure on the Nominating Committee during 2015, as an “independent director” under applicable NASDAQ rules. The Board of Directors has adopted a written charter for the Nominating Committee. A copy of the charter is posted on the “Governance Documents” page of the Corporation’s website at www.civb.com.

The Nominating Committee recommends to the Corporation’s Board of Directors the names of those persons to be proposed for election as Directors of the Corporation at each annual meeting of shareholders. The Nominating Committee also nominates Directors to serve on committees of the Board of Directors and on the boards of directors and committees of the Corporation’s subsidiaries, assists the Board of Directors in Director orientation and continuing education, periodically reviews Director compensation, and is responsible for reviewing and establishing corporate governance policies and programs.

Audit Committee

The Audit Committee currently has four (4) members and met four (4) times in 2015. The Board of Directors has determined that each member of the Audit Committee qualifies, and each Director who served as a member of the Audit Committee during 2015 qualified during his tenure on the Audit Committee during 2015, as an “independent director” under applicable NASDAQ rules and under Rule 10A-3 promulgated under the Exchange Act. The Board of Directors has adopted a written charter for the Audit Committee which is posted on the “Governance Documents” page of the Corporation’s website at www.civb.com.

The Board has determined that each member of the Audit Committee is able to read and understand financial statements, including the Corporation’s balance sheet, income statement and cash flow statement, and is qualified to discharge his duties to the Corporation and its shareholders. The Board has also determined that Allen R. Nickles qualifies as an “audit committee financial expert” for purposes of Item 407(d)(5) of Regulation S-K. Mr. Nickles is a Certified Public Accountant and serves as a Partner of Payne, Nickles & Company, a CPA firm located in Sandusky, Ohio.

As set forth in the Audit Committee’s Charter, the Audit Committee’s responsibilities include the following:

•	To supervise the independent audit function, including pre-approving the employment of and evaluating the independent auditor, reviewing the independence of the independent auditor and discussing with senior management and the independent auditor any significant deficiencies or material weaknesses in the design or operations of the Corporation’s internal controls, any audit problems or difficulties, any changes required in the scope of the audit plan, and the audit budget and staffing;

•	To oversee the internal audit and internal controls, including reviewing and discussing with senior management, the internal auditor and the independent auditor the adequacy of the Corporation’s internal control over financial reporting and disclosure controls and procedures and the independent auditor’s attestation report;

•	To oversee financial reporting, including reviewing and discussing with senior management and the independent auditor the Corporation’s quarterly and annual financial statements and all critical accounting policies and practices and any significant changes in accounting policies; and

•	To provide the report to be included in the Corporation’s annual proxy statement regarding the Audit Committee’s review and recommendation regarding the inclusion of the audited financial statements in the Corporation’s annual report on Form 10-K for filing with the SEC.

In discharging its responsibilities, the Audit Committee is authorized to investigate any matter that the Audit Committee deems appropriate to carry out its responsibilities and has access to all books, records, facilities and personnel of the Corporation. The Audit Committee is also authorized to retain, compensate, direct, oversee and terminate an independent auditor, independent counsel, other auditors and experts as it deems necessary.

Additional information regarding the Audit Committee, including the Audit Committee’s report relating to the 2015 fiscal year, is provided under the heading “AUDIT COMMITTEE MATTERS” beginning on page 29 of this Proxy Statement.

Compensation Committee

The Compensation Committee currently has four (4) members and met two (2) times in 2015. The Board of Directors has determined that each member of the Compensation Committee qualifies, and each Director who served as a member of the Compensation Committee during 2015 qualified during his tenure on the Compensation Committee during 2015, as an “independent director” under applicable NASDAQ rules. In addition, each member of the Compensation Committee qualifies as a “non-employee director” for purposes of SEC Rule 16b-3. The Board of Directors has adopted a written charter for the Compensation Committee which is posted on the “Governance Documents” page of the Corporation’s website at www.civb.com.

The Compensation Committee approves compensation for executive officers and annual budgetary levels for employee compensation and benefits; reviews and establishes the policies for all benefit programs for the Corporation and its subsidiaries; reviews and recommends the affirmative action program for the Corporation and its subsidiaries; and reviews and makes recommendations for benefit insurance programs of the Corporation and its subsidiaries.

Additional information regarding the Compensation Committee and its functions and responsibilities is provided under the heading “EXECUTIVE COMPENSATION – Compensation Discussion and Analysis” beginning on page 17 of this Proxy Statement.

PROPOSAL 2

APPROVAL OF DIRECTOR FEES FOR NON-EMPLOYEE DIRECTORS

In accordance with the Corporation’s Amended and Restated Code of Regulations, any fees paid to Directors for attendance at Board meetings must be approved by the shareholders. The Board of Directors has approved a proposal for presentation to the shareholders that, during 2016, the fees paid to non-employee directors shall be $800.00 per Board meeting attended. No fee would be paid for telephone meetings called solely to approve the amount of any dividend to be paid to shareholders, and no fees will be paid by the Bank to Directors who are also Directors of the Corporation when a meeting of the Board of Directors of the Bank immediately follows or precedes a meeting of the Board of Directors of the Corporation. The Nominating Committee recommended to the Board of Directors these proposed fees.

In accordance with the Corporation’s Amended and Restated Code of Regulations, the fees paid to Directors for attendance at committee meetings are set by the Board of Directors and are not subject to shareholder approval. The Nominating Committee has recommended to the Board of Directors, and the Board of Directors has approved, that the fees paid to Directors for attendance at committee meetings remain at $300.00 per committee meeting attended during 2016 and that the fee paid to the Chair of the Audit Committee remain at $500.00 per Audit Committee meeting attended during 2016.

Recommendation and Vote

The affirmative vote of a majority of the common shares of the Corporation outstanding and entitled to vote at the Annual Meeting is required to approve the proposed fees for non-employee Directors for 2016. An abstention or a broker non-vote will have the same effect as a vote “Against” the proposal.

The Board of Directors recommends that you vote “FOR” the proposed fees for non-employee Directors.

2015 COMPENSATION OF DIRECTORS

During 2015, the non-employee Directors of the Corporation and each of its subsidiaries received Directors’ fees at the rate of $800.00 per Board meeting attended, except there was no fee paid to those Directors who were also Directors of the Bank when a meeting of the Bank immediately followed or preceded a meeting of the Board of Directors of the Corporation, and no fee was paid for telephone meetings called solely to approve the amount of the dividend to be paid to shareholders. During 2015, the Directors of the Corporation received $300.00 per committee meeting attended, except that the Chair of the Audit Committee received $500.00 per Audit Committee meeting attended. Directors who are also officers of the Corporation and/or its subsidiaries do not receive any fees or other compensation as Directors or for attendance at any committee meetings.

DIRECTOR COMPENSATION TABLE FOR 2015

Name	Fees Earned or Paid in Cash	Change in Nonqualified Deferred Compensation Earnings (1)	Total ($)
David A. Voight	$15,600	—	$15,600
J. William Springer	$14,700	—	$14,700
Thomas A. Depler	$13,200	—	$13,200
Allen R. Nickles	$13,200	—	$13,200
Dennis E. Murray, Jr.	$12,000	—	$12,000
Allen R. Maurice	$11,100	—	$11,100
Daniel J. White	$9,200	—	$9,200

(1)	Reflects above-market or preferential earnings on non-qualified deferred compensation in 2015.

The Corporation and each of its subsidiaries has adopted a non-qualified Deferred Compensation Plan for each non-employee Director. Pursuant to each such plan, a Director may defer any or all of the Director fees or committee fees earned by such Director during a particular calendar year. The amount deferred is credited with interest at a rate equal to the ten-year United States Treasury Constant Maturity rate published by the Federal Reserve and adjusted monthly. During 2015, two Directors, Allen R. Nickles and David A. Voight, elected to defer a portion of their Director fees and/or committee fees earned as a Director of the Corporation.

At the Corporation’s 2014 annual meeting, the shareholders of the Corporation approved the First Citizens Banc Corp. 2014 Incentive Plan (the “2014 Incentive Plan”), which makes equity-based awards and cash-based awards available for grant to eligible participants. Directors of the Corporation are eligible to receive awards as participants under the 2014 Incentive Plan. However, no awards were made to any Directors under the 2014 Incentive Plan in 2015. Additional information concerning the plan is provided under the heading “EXECUTIVE COMPENSATION – Retirement, Deferred Compensation and Other Benefit Plans – 2014 Incentive Plan” on page 25 of this Proxy Statement.

CORPORATE GOVERNANCE

Code of Ethics

In accordance with applicable NASDAQ rules and the rules and regulations of the SEC, the Board of Directors of the Corporation has adopted a Code of Conduct (Ethics) applicable to all Directors, officers and employees of the Corporation and its subsidiaries, including the Corporation’s principal executive officer and principal financial officer. A copy of the Code of Conduct (Ethics) is posted on the “Governance Documents” page of the Corporation’s website at www.civb.com.

Communications with Board of Directors

The Corporation provides a process for shareholders to send communications to the Corporation’s Board of Directors. Shareholders can send communications to the entire Board or to a specified Director by mailing the communication to James E. McGookey, Senior Vice President and General Counsel, at 100 East Water Street, Sandusky, Ohio 44870. All such communications will be relayed as requested without any screening.

Director Independence

The Corporation has affirmatively determined that all Directors, except James O. Miller, are currently “independent” under applicable NASDAQ rules. In making its determination concerning the independence of its Directors, the Board of Directors of the Corporation reviewed and considered each Director’s relationships, both direct and indirect, with the Corporation and its subsidiaries, including those described under the heading “–Transactions with Directors, Officers and Associates” on page 15 of this Proxy Statement.

Nominating Procedure

The Corporation has not adopted a formal policy with regard to consideration of any director candidates recommended by shareholders, which the Board of Directors deems appropriate because the Nominating Committee considers all recommendations for candidates from any source. To be considered by the Nominating Committee, shareholder recommendations as to Director candidates should be sent in writing to the Corporation, in care of the Corporation’s Secretary, at 100 East Water Street, Sandusky, Ohio 44870.

Shareholders of the Corporation may also nominate a candidate for election as a Director of the Corporation by following the procedures set forth in the Corporation’s Amended and Restated Code of Regulations. Pursuant to the Amended and Restated Code of Regulations, all shareholder nominations must be made in writing and delivered or mailed to the Secretary of the Corporation at the Corporation’s principal executive offices located at 100 East Water Street, P.O. Box 5016, Sandusky, Ohio 44870. Nominations must be received by the Secretary of the Corporation not less than 14 days nor more than 50 days prior to the meeting, except that if less than 21 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice must be delivered or mailed no later than the close of business on the 7th day following the day on which notice of the date of the meeting was mailed or such public disclosure was made, whichever occurs first (but in no event less than seven days prior to the meeting). Each nomination must contain the following information: (a) the name, age, business address and residence address of the proposed nominee; (b) the principal occupation or employment of the proposed nominee; (c) the class and number of shares of capital stock of the Corporation which are beneficially owned by the proposed nominee; (d) the name and record address of the shareholder making the nomination; and (e) the class and number of shares of capital stock of the Corporation which are beneficially owned by the shareholder making the nomination. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of a proposed nominee to serve as Director of the Corporation.

Director Qualifications

The Nominating Committee has adopted criteria for evaluating Director candidates and existing Directors, and it has established certain minimum qualifications that must be met by any nominee and qualities or skills that are necessary for a Director to possess. The Nominating Committee identifies nominees by considering recommendations from all sources and evaluates them by applying the criteria that it has adopted. These criteria include relevant business and employment experience, experience on other boards, relevant special knowledge, independence, personal characteristics, financial sophistication, diversity, community involvement and residence in a geographical area that should be represented on the Board. Minimum requirements include character and ethics, time availability, commitment to a financial interest in the Corporation and independence (except respecting employee Directors). Although neither the Nominating Committee nor the Board of Directors has adopted a formal policy regarding the consideration of diversity in identifying nominees for Director, diversity is one of the factors considered by the Nominating Committee pursuant to its criteria for evaluating Director candidates.

The Nominating Committee and the Board of Directors believe that each of the nominees who have been nominated for election at the Annual Meeting brings a strong background and set of skills to the Board which provides the Board as a whole with competence, experience and expertise in a wide variety of areas, including business and executive management, banking, manufacturing, accounting and finance, tax, insurance, legal and international business. Provided below is the evaluation of the Nomination Committee and the Board of Directors regarding the specific attributes, skills and qualifications possessed by each Director nominee.

Thomas A. Depler. The Nominating Committee and the Board of Directors believe that the attributes, skills and qualifications that Mr. Depler has developed through 40 years as an attorney providing legal services to businesses and nonprofit foundations, including extensive legal experience in tax and fiduciary matters, allow him to provide practical legal expertise to the Board of Directors and has recommended his nomination for re-election.

Allen R. Maurice. The Nominating Committee and the Board of Directors believe that the attributes, skills and qualifications that Mr. Maurice has developed through nearly 46 years as an attorney practicing in the areas of business, probate, real estate and estate planning, including previously serving as general counsel for Champaign National Bank, allow him to provide practical legal expertise to the Board of Directors and has recommended his nomination for re-election.

James O. Miller. The Nominating Committee and the Board of Directors believe that the attributes, skills and qualifications that Mr. Miller has developed through more than 41 years working in the financial services industry, including the last 30 years at the Corporation and the Bank, allow him to provide banking, accounting and financial expertise and a comprehensive knowledge and understanding of the Corporation’s operations and management to the Board of Directors and has recommended his nomination for re-election.

Dennis E. Murray, Jr. The Nominating Committee and the Board of Directors believe that the attributes, skills and qualifications that Mr. Murray has developed through 28 years as an attorney litigating various legal matters (including accounting, antitrust and banking issues and shareholder and other business disputes) and through his governmental service in various capacities allow him to provide legal expertise to the Board on corporate and governance matters, and they have recommended his nomination for election.

Allen R. Nickles. The Nominating Committee and the Board of Directors believe that the attributes, skills and qualifications that Mr. Nickles has developed through more than 41 years as a Certified Public Accountant in public practice allow him to provide tax, accounting and financial expertise to the Board of Directors and has recommended his nomination for re-election.

J. William Springer. The Nominating Committee and the Board of Directors believe that the attributes, skills and qualifications that Mr. Springer has developed through 40 years as president (and six years as chief executive officer and chairman) of Industrial Nut Corp. allow him to provide business expertise to the Board in areas that include operational, financial and oversight issues, and they have recommended his nomination for election.

David A. Voight. The Nominating Committee and the Board of Directors believe that the attributes, skills and qualifications that Mr. Voight has developed through more than 39 years of service in the banking industry, including as chief executive officer of the Bank and three other banks, allow him to provide extensive expertise regarding the operations, management and regulation of financial institutions and a comprehensive knowledge and understanding of the operations of the Corporation to the Board of Directors and has recommended his nomination for re-election.

Daniel J. White. The Nominating Committee and the Board of Directors believe that the attributes, skills and qualifications that Mr. White has developed through more than 27 years of experience as an executive of small businesses with sales and financial performance responsibilities, as well as experience as president of a venture capital company and extensive international business experience, allow him to provide business expertise and a global business perspective to the Board of Directors and has recommended his nomination for re-election.

Transactions with Directors, Officers and Associates

The Corporation’s subsidiary, the Bank, has had and expects to have banking transactions in the ordinary course of business with Directors, officers and principal shareholders of the Corporation, and associates of such persons, on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other persons and that do not involve more than normal risk of collectability or present other unfavorable features. All such loans presently outstanding to Directors and executive officers, including their immediate families and companies in which they are executive officers, are performing loans.

In making the determination that David A. Voight qualifies as an independent director, the Board of Directors also considered the fact that Dawson Companies acts as the insurance broker for the insurance purchased by the Corporation. David A. Voight, Jr., the son of David A. Voight, is the president of the Sandusky and Mansfield divisions of Dawson Companies and is actively involved in securing insurance for the Corporation. The Board of Directors reviewed and considered the fact that the Corporation also obtains advice from an independent expert concerning the coverages and limits of its insurance. Based upon the foregoing, the Board of Directors concluded that the involvement of the son of David A. Voight with regard to Dawson Companies does not interfere with Mr. Voight’s independence as a director.

Each officer and Director is expected to bring any relationship or transaction with the Corporation in which he or she has a direct or indirect interest to the attention of the Board or Nominating Committee, other than in connection with the types of ordinary course transactions discussed above. Although specific review or approval procedures for related person transactions are not in writing, NASDAQ rules require the Corporation’s Audit Committee or other body of independent Directors (such as the Nominating Committee) to conduct appropriate review and oversight of all related party transactions for potential conflict of interest situations on an ongoing basis. In addition, one of the basic principles of the Corporation’s Code of Conduct is the avoidance of conflicts between personal interests and the interests of the Corporation, or even the appearance of such conflicts. Therefore, when the Nominating Committee becomes aware that a transaction presents a possible conflict, it considers the transaction including, among other things, whether the transaction impacts the independence of any independent Board member, whether the related person’s interest in the transaction is material and whether the terms of the transaction are comparable to those that could be negotiated with an unrelated third party.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee of the Corporation’s Board of Directors is currently comprised of J. William Springer (Chairman), Allen R. Maurice, Dennis E. Murray, Jr. and David A. Voight, with Thomas A. Depler serving as an alternative member. All of the members of the Compensation Committee qualifies, and each Director who served as a member of the Compensation Committee during 2015 qualified during his tenure on the Compensation Committee during 2015, as an “independent director” under applicable NASDAQ rules. None of the members of the Compensation Committee is a present officer or employee of the Corporation or any of its subsidiaries and, except for Mr. Voight, who formerly served as an officer and employee of the Corporation and its subsidiaries until December 2007, none of the members of the Compensation Committee is a past officer or employee of the Corporation or any of its subsidiaries. During the 2015 fiscal year, none of the Corporation’s executive officers served on the board of directors or compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served on the Corporation’s Board of Directors or Compensation Committee.

Except for banking transactions in the ordinary course of business with the Bank, as described above under “CORPORATE GOVERNANCE – Transactions with Directors, Officers and Associates,” none of the members of the Compensation Committee had any relationships or transactions with the Corporation or its subsidiaries during 2015 which would require disclosure under Item 404 of SEC Regulation S-K. Additional information concerning direct and indirect transactions is provided under the heading “CORPORATE GOVERNANCE – Transactions with Directors, Officers and Associates” on page 15 of this Proxy Statement.

EXECUTIVE OFFICERS OF THE CORPORATION

The following table sets forth the names and ages of all current executive officers of the Corporation, all positions and offices held with the Corporation and its subsidiaries, and each executive officer’s business experience during the past five (5) years.

NAME	AGE	POSITION
James O. Miller	64

Chairman of the Board of the Corporation since 2014

President and Chief Executive Officer of the Corporation since 2007

Chairman of the Board of Civista Bank since 2007

Executive Vice President of the Corporation from 1998 until 2007

Senior Vice President/Controller of the Corporation from 1994 to 1997

Chief Executive Officer of Civista Bank since 2005

President of Civista Bank from 2002 until 2014

Executive Vice President of Civista Bank from 1998 to 2002

Senior Vice President of Civista Bank from 1996 to 1998

Senior Vice President/Controller of Civista Bank from 1992 to 1995

Director of the Corporation since 2006

Director of Civista Bank since 2000

Director of First Citizens Insurance Agency, Inc. since 2005

Director of SCC Resources, Inc. from 2005 to 2009

Director of Water Street Properties, Inc. since 2003

Richard J. Dutton	52	Senior Vice President of the Corporation since 2006 Executive Vice President, Chief Operating Officer, of Civista Bank since 2013 Executive Vice President of Civista Bank since 2006
Todd A. Michel	51

Senior Vice President/Controller of the Corporation since 2000

Senior Vice President/Controller of Civista Bank since 1999

Vice President/Controller of Civista Bank from 1998 to 1999

Vice President/Controller of the Corporation from 1998 to 2000

Controller of Civista Bank from 1996 to 1998

James E. McGookey	65

Senior Vice President and General Counsel of the Corporation since 2002

Secretary of the Corporation since 2007

Executive Vice President of Civista Bank since 2012

Senior Vice President of Civista Bank from 2002 until 2012

Director of Water Street Properties, Inc. since 2003

Director of First Citizens Insurance Agency, Inc. since 2003

Director of SCC Resources, Inc. from 2004 to 2009

Dennis G. Shaffer	53

Executive Vice President of the Corporation since 2014

Senior Vice President of the Corporation from 2012 to 2014

President of Civista Bank since 2014

Executive Vice President, Chief Lending Officer, of Civista Bank from 2013 to 2014

Executive Vice President, Commercial Lending, of Civista Bank from 2012 to 2013

Senior Vice President of Civista Bank from 2010 to 2012

Vice President of Civista Bank from 2009 to 2010

NAME	AGE	POSITION
Paul J. Stark	58

Senior Vice President of the Corporation since 2010

Senior Vice President, Chief Credit Officer, of Civista Bank since 2010

Senior Vice President and Chief Credit Officer of First National Bank, Howell, Michigan from 2009 to 2010

John A. Betts	44

Senior Vice President of the Corporation since 2013

Senior Vice President, Risk Management Officer and Audit Liaison, of Civista Bank since 2013

President and CEO of First National Bank of Grant Park from 2007 to 2012

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of compensation program

The Compensation Committee is responsible for the development and administration of the Corporation’s policies regarding executive compensation and obtains input from management and outside consultants as appropriate. The Compensation Committee approves the Corporation’s overall compensation levels and increases. It oversees the Corporation’s compensation and benefit program, and administers the Corporation’s 2014 Incentive Plan. The Compensation Committee sets the compensation of the Corporation’s chief executive officer. The executive officers of the Corporation are paid by the Bank for their services to the Corporation, the Bank and the other subsidiaries of the Corporation. They receive no compensation directly from the Corporation.

The Compensation Committee’s determinations are based in large part upon information concerning the compensation paid by similar companies. The Compensation Committee believes that the compensation historically paid to the Corporation’s named executive officers (“NEOs”) has been conservative and has generally followed a goal of paying NEOs a base salary that is in the 50th percentile of the base compensation paid at similar companies. Increases in base salaries for NEOs during 2015 were extremely small, except in situations when a NEO’s base salary was substantially below the 50th percentile for the position. In previous years, the compensation program has focused on the base salary paid to each executive officer, supplemented by a 401(k) plan, a defined benefit pension plan (for those employees of the Bank as of December 2006), a supplemental nonqualified executive retirement plan (for certain employees who will not be eligible for full benefits under the defined benefit pension plan), and health and welfare benefits generally available to all employees. However, during 2015 the Corporation took action to shift a significant part of officers’ compensation to incentive-based compensation that would reflect the performance of the Corporation.

At the Corporation’s 2014 annual meeting, the shareholders of the Corporation approved the 2014 Incentive Plan, which makes equity-based awards and cash-based awards available for grant to employees and non-employee directors of the Corporation and its subsidiaries. For 2014, the Compensation Committee approved measures of the Corporation’s performance which would be applied in considering a discretionary bonus for the NEOs. Based upon the Corporation’s 2014 performance against those measures, the Compensation Committee approved discretionary bonuses paid out in 2015. A substantial part of these discretionary bonuses were paid out in the form of grants of restricted common shares of the Corporation, which vest over three years beginning in 2016. Restricted common shares were granted to further align the interests of management with those of the Corporation’s shareholders and to discourage key executives from leaving the Corporation.

In 2015, the Compensation Committee determined that the action taken in 2014 to freeze the Corporation’s pension plan would cause a loss of retirement benefits for a number of the Corporation’s employees who would not be able to use remaining benefit plans to make up the difference. As a result, the Compensation Committee entered into Pension Shortfall Agreements with various employees, including three NEOs, to provide for an annual amount to be set aside so as to offset the shortfall in the amount to be paid out to the employees upon reaching retirement age.

At the Corporation’s 2015 annual meeting, the shareholders approved the Corporation’s executive compensation, with approximately 90% of the common shares represented at the annual meeting (including abstentions but excluding broker non-votes) voted in favor of the non-binding advisory vote on executive compensation. The Compensation Committee viewed the results of this advisory vote as a continued indication that shareholders are in support for the Corporation’s compensation philosophy and policies. While important, the advisory vote was only one of several factors that influenced the Corporation’s executive compensation decisions and policies for 2015.

Role of the Compensation Committee, management and consultants in determining compensation

The Compensation Committee of the Corporation retains overall responsibility for administration of the compensation arrangements for the executive officers of the Corporation. The Compensation Committee evaluates the factors relevant to the Corporation’s compensation decisions and approves the compensation program for NEOs. Historically, the Compensation Committee has relied heavily on information provided by consultants and obtained from other sources concerning the compensation paid by similar organizations.

In determining the 2015 compensation for the Corporation’s executive officers, the Compensation Committee considered information from the Crowe Horwath-Midwest Survey Report and the CompAnalysis Program provided by IBM (a consolidation of other major compensation surveys). The Committee reviewed peer information as indicated in these surveys related to the base salary and total cash compensation paid for job functions similar to those performed by the Corporation’s executive officers. The Chief Executive Officer also made recommendations regarding the base salary of other executive officers which were considered by the Committee. With respect to the amount of any incentive compensation, the Compensation Committee considered information from Amalfi Consulting, LLC that incentives paid by similar institutions typically total 15%-30% of the officer’s base salary. In planning for possible bonuses based upon the Corporation’s 2014 performance early in 2014, the Compensation Committee selected appropriate performance measures that would be considered in its decision on bonuses. However, it retained discretion concerning whether or not any bonuses would be paid. At its meeting on February 17, 2015, the Compensation Committee applied the selected performance measures to the Corporation’s 2014 results. It determined that it was appropriate to pay a bonus based upon 2014 results and divided the amount to be paid as the bonus between cash and restricted stock in the Corporation. At the same meeting, the Compensation Committee approved the method for calculating possible bonuses based on the Corporation’s results in 2015. The Compensation Committee chose the same five performance measures but, with respect to each measure, it set significantly higher thresholds and targets for achieving bonuses. Again, the Committee retained discretion as to whether any bonuses would be paid.

Compensation philosophy and objectives

The objective of the Corporation’s compensation programs is to attract, compensate and retain key employees. The Corporation attempts to compensate executives fairly in light of their responsibilities, the performance of the Corporation and the economic conditions in Northern Ohio. The Compensation Committee annually reviews and recommends the appropriate salary for the Chief Executive Officer and an appropriate salary or salary range for each of the other executive officers.

The Corporation’s compensation program for executive officers has traditionally focused on the base salary paid to the executive officers. The Corporation attempted to fairly compensate and retain its executive officers and other employees primarily with base salary. Recently, the Corporation has sought to reduce the emphasis on base salary in the officer’s total compensation and to introduce an incentive-based element to employees’ compensation. In 2015, named executive officers received a bonus to recognize the performance of the Corporation during 2014 and their contributions to its success.

In determining appropriate base salaries for officers, the Compensation Committee has relied heavily upon peer comparison information and used the 50th percentile as the goal for base salaries. The Compensation Committee considers the Corporation’s performance when evaluating and setting incentive levels. The Compensation Committee chose measures that appropriately reflected the success of the Corporation at meeting its goals and set guidelines concerning how bonuses would be calculated. While executives were informed that the guidelines would be considered in determining bonuses, the Compensation Committee retained discretion as to whether any bonus would be awarded. It determined that this approach provided incentive to executives but preserved flexibility in the event of a change in the circumstances of the Corporation. Bonuses were paid based upon the application of the guidelines to the Corporation’s results. In order to encourage officers to own a significant amount of the Corporation’s stock, to align their interests with shareholders and to encourage them to continue their employment, a substantial portion of the 2015 bonus for each NEO was paid in restricted shares of the Corporation that would vest over the succeeding three years. No wealth accumulation analysis has been performed, and the Compensation Committee does not apply any formula for differentiating compensation between executive officers based on their positions and responsibilities.

In addition to the base salary paid to each executive officer, the Corporation’s compensation program includes retirement plans, health and welfare benefit plans and change in control agreements for certain executive officers. The Corporation expects the retirement and health and welfare plans to promote longevity with the Corporation and discourage turnover among its executive officers and other employees. The Corporation recognizes that change in control agreements can help it to attract and keep talented executives and can minimize the impact on key executives of a job loss due to a change in control. In the event that a transaction that would lead to a change in control is proposed, such agreements can help assure that the executives analyze the transaction without undue focus on its effect upon them personally. In addition, if a transaction would occur, change in control agreements can encourage key executives to stay and help accomplish a smooth transition.

Compensation components

Base Salary

The primary component of executive officer compensation has been base salary. The base salaries reflect the duties and level of responsibility of each executive officer, the Corporation’s performance to the extent that it provides the ability to pay compensation at a reasonable rate, and the cash compensation paid to executive officers at other financial institutions.

In determining the base salaries for executive officers in 2015, the Compensation Committee considered the previously referenced peer survey information focusing on the 50th percentile. Base salaries were increased to the 50th percentile for those NEOs who were substantially below that level. Increases for NEOs already at the 50th percentile averaged 2.5%. Base salaries were set at modest levels because of the ongoing goal of shifting greater emphasis to incentive compensation that reflects the performance of the Corporation.

Bonus/Incentive Compensation

At the Corporation’s 2014 annual meeting, its shareholders approved the 2014 Incentive Plan, which makes cash-based and equity-based awards available as elements of the compensation paid to employees and non-employee directors of the Corporation and its subsidiaries. The 2014 Incentive Plan is administered by the Compensation Committee. During 2014, the Compensation Committee approved guidelines concerning the calculation of bonuses based on the financial performance of the Corporation in 2014. It set targets for the Corporation’s net income, return on equity, efficiency ratio, total non-performing assets and loan growth. The level of achievement of the goals for each of the five factors (provided a threshold was met) would count for twenty percent of the potential incentive. If the Corporation achieved the target for each of the factors, an officer could receive a discretionary bonus of twelve to thirty percent of his or her base salary. The Corporation’s performance in 2014 exceeded the threshold for each of the five performance measures and exceeded the maximum for four of the five measures. Bonuses for officers, including the NEOs, were calculated based upon the guidelines set by the Compensation Committee, and it determined that payment as a discretionary bonus was appropriate. Thirty-five percent of the bonus paid to James O. Miller, Dennis G. Shaffer, Richard J. Dutton and James E. McGookey was paid in restricted stock, and the remainder was paid in cash. Twenty-five percent of the bonus paid to Todd A. Michel was paid in restricted stock, with the balance paid in cash. The restricted common shares awarded to each officer vest over three years beginning in 2016, with one third of the shares vesting each year. Subject to limited exceptions, unvested shares are forfeited if the NEO leaves the employ of the Corporation.

Employee Benefit Plans

In addition to salary, the Corporation also has established retirement plans for all employees meeting minimum age and length of service eligibility requirements. The Corporation has maintained a defined benefit pension plan for all employees who were participants as of December 31, 2006. The Corporation froze the defined benefit pension plan effective April 30, 2014. It also sponsors a 401(k) plan and matches (subject to limits) employee contributions to the 401(k) plan. The amount contributed on behalf of the NEOs is determined in accordance with the terms of the plans, and NEOs participate on the same basis as all other employees who participate in the plans.

In 2011, the Corporation adopted a supplemental executive retirement plan for certain executive officers, including three NEOs, who will not be entitled to full benefits under the defined benefit pension plan.

During 2015, the Corporation determined that twelve of its long-term employees who were participants in the pension plan would suffer a shortfall compared to the retirement position contemplated by the pension plan, even if those employees availed themselves of all available benefit options. The affected employees included three NEOs. The Compensation Committee considered alternatives and determined that it could minimize the effect of the shortfall for a cost of approximately $205,000, far less than its savings from freezing the pension plan. As a result, the Corporation entered into Pension Shortfall Agreements with the affected employees to provide for an annual amount to be set aside so as to offset the shortfall in the amount to be paid out to the employees upon reaching retirement age. For additional information, see “–Retirement, Deferred Compensation and Other Benefit Plans – Pension Shortfall Agreements” on page 25.

Executive officers participate in the same health and welfare plans (medical, dental, prescription, health and/or dependent care flexible spending and life and long-term disability insurance) that are available to all employees of similar age and years of service. The plans are further discussed in the narratives to the tables that follow.

Change in Control Agreements

In 2003, the Corporation entered into change in control agreements with various executive officers, including Messrs. Miller and Michel. Since 2003, those executive officers, other than Messrs. Miller and Michel, have retired, and new officers are responsible for the operations of the Corporation. As a result, the Corporation executed replacement change in control agreements with Messrs. Miller and Michel and new agreements with each of its other NEOs. For additional information, see “–Retirement, Deferred Compensation and Other Benefit Plans – Change in Control Agreements” on page 26 The Board of Directors believes that the provisions of the change in control agreements are likely to provide for a smooth transition following a change in control and that the payments provided for under the change in control agreements are sufficient but not excessive to enable financial institution executives to find subsequent employment in an industry in which such job opportunities may be difficult to find.

Risk Management Analysis

The Compensation Committee does not believe that risks related to the Corporation’s compensation policies and practices are likely to have a material adverse effect on the Corporation. Total compensation is balanced between a base salary, which offers no incentive to take excessive risks, and incentive compensation tied to the Corporation’s performance. The performance measures used to calculate incentive compensation are equally weighted and include elements, such as the total non-performing assets, which would be adversely affected by risk-taking. In addition, since the Compensation Committee retains discretion concerning whether any incentive will be paid, there is no assurance that excessive risk-taking will benefit an employee. The fact that a substantial part of the incentives is paid in restricted shares of the Corporation’s common stock which does not fully vest until three years after the award date causes a longer-term alignment of the interests of officers and shareholders and another disincentive to excessive risk-taking.

Tax Implications of Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for non-qualifying compensation in excess of $1 million paid to covered persons in any fiscal year. The $1 million compensation deduction limitation does not apply to certain qualifying “performance-based compensation”. The Board of Directors believes that all compensation paid to covered persons in 2015 was fully deductible.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K with the Corporation’s management and, based on such review and discussion, the Compensation Committee recommended to the full Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by Members of the Compensation Committee: J. William Springer, Chairman Allen R. Maurice Dennis E. Murray, Jr. David A. Voight

Summary Compensation Table

Under rules established by the SEC, the Corporation is required to provide certain data and information in regard to the compensation and benefits provided to the Corporation’s principal executive officer, principal financial officer and certain other most highly compensated executive officers of the Corporation. The following table sets forth information as to the compensation paid or accrued by the Corporation and its subsidiaries to the Corporation’s President and Chief Executive Officer, Mr. James O. Miller, the Corporation’s Controller, Mr. Todd A. Michel, the Corporation’s Executive Vice President, Mr. Dennis G. Shaffer, the Corporation’s Senior Vice President, Mr. Richard J. Dutton, and the Corporation’s Senior Vice President, Secretary and General Counsel, Mr. James E. McGookey, for services rendered in 2015, 2014 and 2013. These individuals are referred to in this Proxy Statement as the “named executive officers” or “NEOs”.

Summary Compensation Table for 2015

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)		Option Awards ($)		Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (1)		All Other Compensation ($) (2)		Total ($)
James O. Miller President and CEO	2015		$371,154		$69,098		$37,210		$0		$0		$67,184		$86,507		$631,153
	2014		$320,000		$50,000		$0		$0		$0		$242,706		$10,876		$623,582
	2013		$320,000		$50,000		$0		$0		$0		$100,000		$6,930		$476,930
Todd A. Michel Sr. Vice President/ Controller	2015		$153,465		$25,041		$8,342		$0		$0		$136,011		$66,184		$389,043
	2014		$149,771		$18,469		$0		$0		$0		$118,223		$5,072		$291,535
	2013		$146,308		$20,626		$0		$0		$0		$98,000		$3,013		$267,947
Dennis G. Shaffer Executive Vice President	2015 2014	$ $	260,233 229,390	$ $	49,880 35,000	$ $	26,855 0	$ $	0 0	$ $	0 0	$ $	13,015 8,754	$ $	13,757 7,781	$ $	363,740 280,925
Richard J. Dutton Sr. Vice President	2015		$231,176		$79,018		$26,390		$0		$0		$15,743		$1,352		$353,679
	2014		$225,438		$70,000		$0		$0		$0		$11,104		$1,312		$307,854
	2013		$220,118		$35,000		$0		$0		$0		$7,478		$1,273		$263,869
James E. McGookey Sr. Vice President/ General Counsel	2015		$187,489		$39,759		$21,413		$0		$0		$125,404		$42,780		$416,845
	2014		$182,918		$25,000		$0		$0		$0		$222,734		$7,820		$438,472
	2013		$178,781		$25,306		$0		$0		$0		$174,923		$5,356		$384,366
(1)	Represents the aggregate change in actuarial present value of the named executive officer’s accumulated benefits under (a) the Corporation’s pension plan, and (b) with respect to Messrs. Shaffer, Dutton and McGookey in 2013, 2014 and 2015, the Corporation’s supplemental nonqualified executive retirement plan. There were no above-market or preferential earnings on non-qualified deferred compensation in 2013, 2014 or 2015.
(2)	Represents (a) matching contributions by the Corporation to the 401(k) plan, (b) a portion of the premiums paid by the Corporation on behalf of the named executive officers for life insurance and long-term disability insurance and (c) with respect to Messrs. Miller, Michel and McGookey in 2015, the amounts credited to the executive officers’ respective pension shortfall accounts under their Pension Shortfall Agreements.

Grants of Plan Based Awards

The following table sets forth information regarding awards of restricted common shares granted to the NEOs during the 2015 fiscal year under the 2014 Incentive Plan. No other plan-based awards were granted to the NEOs during the 2015 fiscal year.

Fiscal 2015 Grants of Plan-Based Awards

Name	Date	All Other Stock Awards: Number of Shares of Stocks or Units (#) (1)	Grant Date Fair Value of Stock and Option Awards ($)
James O. Miller Restricted stock award	3-17-15	3,439	$37,210
Todd A. Michel Restricted stock award	3-17-15	771	$8,342
Dennis G. Shaffer Restricted stock award	3-17-15	2,482	$26,855
Richard J. Dutton Restricted stock award	3-17-15	2,439	$26,390
James E. McGookey Restricted stock award	3-17-15	1,979	$21,413

(1)	Reflects the number of restricted common shares granted on the date indicated pursuant to action of the Compensation Committee. One-third of the restricted common shares vested on January 2, 2016. One-half of the remaining shares will vest on January 2, 2017 and the remaining shares will vest on January 2, 2018. Additional information concerning the 2014 Incentive Plan is provided under the heading “EXECUTIVE COMPENSATION – Retirement, Deferred Compensation and Other Benefit Plans – 2014 Incentive Plan” on page 25.

Outstanding Equity Awards at Fiscal Year-End

At December 31, 2015, the only equity awards held by the NEOs were the restricted common shares granted under the 2014 Incentive Plan during the 2015 fiscal year. The following table sets forth information regarding the restricted common shares held by the NEOs at December 31, 2015.

Outstanding Equity Awards at 2015 Fiscal Year-End

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)
James O. Miller	3,439	$44,122
Todd A. Michel	771	$9,891
Dennis G. Shaffer	2,482	$31,844
Richard J. Dutton	2,439	$31,292
James E. McGookey	1,979	$25,390

(1)	One-third of the total restricted common shares listing in this table vested as of January 2, 2016, and one-half of the remaining shares will vest on each of January 2, 2017 and January 2, 2018.
(2)	Market value was computed by multiplying the closing market price of the Corporation’s common shares at 2015 fiscal year-end ($12.83) by the number of restricted common shares.

Option Exercises and Stock Vested

There were no stock options, restricted stock or other equity awards held by the NEOs which were exercised or vested during the 2015 fiscal year.

Pension Benefits

The following table sets forth the actuarial present value of each NEO’s accumulated benefit, including the number of years of service credited to each NEO, under the Corporation’s Pension Plan and, where applicable, the NEO’s SERP. No payments or benefits were paid to any NEO under any of these plans or agreements during the 2015 fiscal year.

Name	Plan Name	Number of Years Credited Service #	Present Value of Accumulated Benefits $		Payments During Last Fiscal Year $
James O. Miller	Pension Plan	29		$1,758,890		$0
Todd A. Michel	Pension Plan	30		$568,011		$0
Dennis G. Shaffer	SERP	6		$61,373		$0
Richard J. Dutton	SERP	9		$81,136		$0
James E. McGookey	Pension Plan SERP	12 13	$ $	542,253 516,9453	$ $	0 0

The following table sets forth information regarding the Pension Shortfall Agreements between the Company and certain NEOs. For additional information regarding the Pension Shortfall Agreements, see “Retirement, Deferred Compensation and Other Benefit Plans–Pension Shortfall Agreements” below.

Nonqualified Deferred Compensation

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c) (1)	Aggregate Earnings in Last FY ($) (d) (2)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
James O. Miller	—	$67,408	$2,032	—	$69,440
Todd A. Michel	—	$58,377	$1,760	—	$60,137
James E. McGookey	—	$30,029	$905	—	$30,934

(1)	Reflects amounts credited to each NEO’s accounts for the 2014 year and the 2015 year under his Pension Shortfall Agreement, which amounts are also included in the All Other Compensation column of the Summary Compensation Table for each NEO. Because the Pension Shortfall Agreements were entered into in 2015, the annual amounts for both 2015 and 2014 were credited to each NEO’s account during the 2015 fiscal year.

(2)	Consists of “Hypothetical Earnings” credited to each NEO’s account under his Pension Shortfall Agreement. Hypothetical Earnings are calculated each calendar quarter at a rate equal to the ten-year United States Treasury Constant Maturity rate as published by the Federal Reserve Bank on the first day of each month during such calendar quarter.

Retirement, Deferred Compensation and Other Benefit Plans

Defined Contribution/401(k) Plan

The Corporation maintains a tax-qualified defined contribution/401(k) plan for employees of the Corporation and its subsidiaries. All employees of the Corporation and its subsidiaries who have completed three months of service are eligible to participate in the plan. Subject to limitations established by the Internal Revenue Code, employees may defer up to 100 percent of annual compensation. The 2015 limit was $18,000; it will be increased in future years for cost of living changes. In 2015, the catch-up provision permitted participants age 50 or older to increase their pre-tax salary deferral limit by $6,000. The Corporation may make a matching contribution for all participants who have elected to make salary deferral contributions. The amount of the matching contributions, if any, is determined each plan year and announced to all participants. Beginning July 1, 2014, the amount of the matching contribution was increased to 100 percent of the salary deferred on the first 3 percent deferred and 50 percent of the salary deferred on the next 2 percent deferred. Unless the plan qualifies as a “safe harbor” plan, the Internal Revenue Code places a limit on the amount of salary deferred contributions and matching contributions by those employees classified as “highly compensated”. Prior to July 1, 2014, contributions and matching contributions for highly compensated employees were limited to an amount that enabled the plan to meet certain non-discrimination testing. On July 1, 2014, the plan was amended so that it is now considered a “safe harbor” plan, which permits higher contributions by certain highly compensated employees. Matching contributions by the Corporation to the named executive officers are set forth in the “All Other Compensation” column of the Summary Compensation Table above.

Defined Benefit Pension Plan

The Corporation maintains a tax-qualified non-contributory defined benefit pension plan for employees of the Corporation and its subsidiaries who were participants as of December 31, 2006. All employees who had attained age 20-1/2 and had completed at least six months of service were eligible to participate in the plan. The monthly pension benefit payable to an employee at normal retirement age (age 65) will be equal to the sum of (i) 1.40 percent of the employee’s highest five-year average monthly compensation multiplied by total years of service prior to April 30, 2014, plus (ii) 0.65 percent of the employee’s average monthly compensation in excess of the Social Security covered compensation amount multiplied by years of service up to a maximum of 35 years of service with the Corporation or its subsidiaries. For this purpose, an employee’s final average compensation is equal to the average of the monthly compensation paid to such employee during the period of five consecutive years of service prior to April 30, 2014 which results in the highest average compensation. The compensation taken into account includes all cash compensation paid. The monthly pension benefit calculated under this formula is not subject to any offset or reduction for the employee’s Social Security benefit, but is subject to the annual benefit limitation established by the Internal Revenue Code.

Under the pension plan, employees are eligible to retire and receive monthly benefits under the pension plan at age 65. In addition, employees may elect to begin receiving reduced benefits at an earlier age if they qualify for early retirement by attaining age 55. James O. Miller is currently eligible for early retirement under the plan. If he retired early, he would be entitled to receive his accrued benefits upon his normal retirement date. Alternatively, upon his election, he would be entitled to receive prior to his normal retirement date an actuarial equivalent of his accrued benefits, subject to restrictions imposed under the Internal Revenue Code. James E. McGookey is currently eligible for full retirement benefits under the plan. Pension benefits will generally be paid either as joint and survivor annuities or single life annuities, provided that participating employees who obtain their spouse’s consent may elect to receive their benefits in one of several other optional forms of benefit, including a lump sum distribution of the present value of the benefit.

During 2006, the Corporation amended the pension plan to provide that no employee shall become a participant in the plan after December 31, 2006 and the benefits paid by the plan will be offset by the profit sharing source of the Corporation’s defined contribution plan. The change was made to limit the Corporation’s potential liability under the pension plan.

Effective April 30, 2014, the Corporation froze its pension plan, which means that no new benefits accrue under the pension plan after April 30, 2014 and the pension benefits payable to eligible employees will be based on their years of service prior to April 30, 2014.

Nonqualified Deferred Compensation for 2015

The Corporation maintains a nonqualified deferred compensation plan that allows an eligible employee to defer receipt of compensation to which the employee would be entitled. The amount deferred is credited with interest at a rate equal to the ten-year United States Treasury Constant Maturity rate published by the Federal Reserve and adjusted monthly. The amount accrued will be distributed to the employee based upon an election made by the employee, subject to limits set by the plan.

Supplemental Executive Retirement Benefits

In 2011, the Corporation adopted the First Citizens Banc Corp. Supplemental Nonqualified Executive Retirement Plan (the “SERP”) to provide select employees, including executive officers, with additional retirement benefits to reflect changes to the Corporation’s qualified defined benefit pension plan which was frozen as to new participants and amended to reduce the amount of benefits payable effective as of December 31, 2006.

Currently, three named executive officers, Mr. Shaffer, Mr. Dutton and Mr. McGookey, are participating in the SERP. Generally, under the SERP, a participant can earn an annual retirement benefit equal to an amount based on 60% of the participant’s base salary for 10 years. Generally, a participant will vest in his or her retirement benefit over 10 years of service. Payment will be accelerated in the event that a participant becomes disabled before completing 10 years of service. Payment of the retirement benefit will begin on the first day of the second month following the participant’s separation from service and continue for a period of ten years thereafter. Generally, if a participant dies or is terminated for cause (as defined in the SERP) before payment of the retirement benefit has commenced, the participant will forfeit any right to payment of a retirement benefit.

The Corporation or one of its subsidiaries has purchased split dollar life insurance policies in order to fund the obligations under the SERP. Generally, these policies provide participants with a death benefit equal to the retirement benefit a participant would have received under the SERP had the participant not died before separating from service.

Pension Shortfall Agreements

During 2015, the Corporation determined that twelve of its long-term employees who were participants in the pension plan would suffer a shortfall compared to the retirement position contemplated by the pension plan, even if those employees availed themselves of all available benefit options. The affected employees included three NEOs. The Compensation Committee considered alternatives and determined that it could minimize the effect of the shortfall for a cost of approximately $205,000, far less than its savings from freezing the pension plan. As a result, the Corporation entered into Pension Shortfall Agreements with the affected employees to provide for an annual amount to be set aside so as to offset the shortfall in the amount to be paid out to the employees upon reaching retirement age. The Corporation determined the amount of the total shortfall at the employee’s normal retirement age, which was then divided by the number of years between the date that the pension plan was frozen and the individual’s normal retirement date, and agreed to credit the resulting amount to an unfunded bookkeeping account each year from 2014 until the individual’s retirement. Hypothetical earnings at the ten-year United States Treasury Constant Maturity rate would be credited to the amount in the bookkeeping account. The total amount credited to the account would be paid to the employee upon his or her separation from service with the Corporation, provided that the separation was not the result of a termination for cause, as determined by the Corporation’s Board of Directors. The Corporation’s bookkeeping credits to each employee’s account for 2014 and 2015 were made in 2015 and, with respect to the NEOs, the amounts are reflected in their “All Other Compensation” amounts in the Summary Compensation Table for 2015.

First Citizens Banc Corp. 2014 Incentive Plan

At the Corporation’s 2014 annual meeting, the shareholders of the Corporation approved the 2014 Incentive Plan. The purpose of the 2014 Incentive Plan is to provide a means through which the Corporation and its subsidiaries may attract and retain employees and non-employee directors, to provide incentives that align their interests with those of the shareholders of the Corporation, and to promote the success of the business of the Corporation. The 2014 Incentive Plan is administered by the Compensation Committee of the Corporation’s Board of Directors. Under the 2014 Incentive Plan, the Compensation Committee may grant stock options, stock awards including restricted stock, stock units, stock appreciation rights and cash awards to employees and non-employee directors. A maximum of 375,000 common shares of the Corporation may be issued pursuant to awards under the 2014 Incentive Plan.

Change in Control Agreements

Each NEO has executed a change in control agreement with the Corporation. Each of the agreements provide for an initial term ending on December 31, 2015, with the term being automatically extended for additional one-year terms unless either party gives written notice of its desire not to renew the agreement not later than the January 1 preceding the expiration of the then-current term. A merger or consolidation of the Corporation into another entity, a disposition of substantially all of the Corporation’s assets, a liquidation of the Corporation, an accumulation by a person (as defined in the agreement) of securities representing more than fifty percent of the voting power of the Corporation (subject to certain exceptions) or the replacement of a majority of the board of directors (subject to certain exceptions) generally triggers the officers’ rights under the agreement. Each agreement provides that, if a change in control occurs during the term of the agreement, the Corporation will pay in a lump sum to the named officer a retention bonus equal to one and one-half times the annual salary of the executive plus the average cash value of the compensation, other than the base salary, paid to the officer during the three years preceding the change in control. Each agreement also provides that if a change in control occurs during the employment of the officer, the Corporation will employ him for twenty-four months after the change in control (the “Employment Period”). Pursuant to each agreement, the officer will receive compensation that is not less than his compensation immediately prior to the Employment Period and have the right to participate in benefit plans that are not materially less favorable than the benefit plans in which he participated immediately prior to the Employment Period. Upon a termination covered by the agreement (which may include a significant change in duties, a relocation or a failure to assume the obligations of the agreement), the officer may elect to receive from the Corporation COBRA premiums for the Corporation’s group medical insurance for a period of eighteen months plus an amount equal to the sum of the officer’s annual base salary immediately prior to the termination and the cash value of compensation other than base salary awarded to the officer during the year preceding termination, provided that, in order to receive benefits upon termination, the officer is precluded from competing with the Corporation for a period of twelve months after the termination. In executing the agreement, the officer agreed that he will preserve the confidentiality of the Corporation’s non-public information and will not solicit the customers or employees of the Corporation for a period of twelve months after a termination.

Potential Payments Upon Termination or Change-in-Control

The following table summarizes payments which would have been made to each of the NEOs if a retirement, termination or change in control event had occurred on December 31, 2015. Actual amounts to be paid out can only be determined at the time of an NEO’s actual separation from service with the Corporation.

Name	Voluntary Termination on 12/31/15(1)		Termination for Cause on 12/31/15		Early Retirement on 12/31/15(2)		Full Retirement on 12/31/15(3)	Death on 12/31/15		Disability on 12/31/15		Change in Control on 12/31/15 without Termination		Termination without Cause under Change in Control on 12/31/15(4)
James O. Miller Pension (5) Pension Shortfall SERP Split Dollar Ins. Group Term Life Ins. Long Term Disability (6) Value of Stock (7) Retention Bonus Severance COBRA	$ $ $ $ $ $ $ $ $ $	1,758,890 69,441 0 0 0 0 44,122 0 0 0	$ $ $ $ $ $ $ $ $ $	1,758.890 0 0 0 0 0 0 0 0 0	$ $ $ $ $ $ $ $ $ $	1,758,890 69,441 0 0 0 0 44,122 0 0 0	— — — — — — — — —	$ $ $ $ $ $ $ $ $ $	1,758,890 69,441 0 0 200,000 0 44,122 0 0 0	$ $ $ $ $ $ $ $ $ $	1,758,890 69,441 0 0 0 360,000 44,122 0 0 0	$ $ $ $ $ $ $ $ $ $	0 0 0 0 0 0 44,122 625,499 0 0	$ $ $ $ $ $ $ $ $ $	1,758,890 69,441 0 0 0 0 44,122 625,499 477,458 35,659
Todd A. Michel Pension (8) Pension Shortfall SERP Split Dollar Ins. Group Term Life Ins. Long Term Disability (9) Value of Stock Retention Bonus Severance COBRA	$ $ $ $ $ $ $ $ $ $	568,011 60,137 0 0 0 0 0 0 0 0	$ $ $ $ $ $ $ $ $ $	568,011 0 0 0 0 0 0 0 0 0		— — — — — — — — — —	— — — — — — — — — —	$ $ $ $ $ $ $ $ $ $	568,011 60,137 0 0 200,000 0 9,891 0 0 0	$ $ $ $ $ $ $ $ $ $	568,011 60,137 0 0 0 1,413,216 0 0 0 0	$ $ $ $ $ $ $ $ $ $	0 0 0 0 0 0 9,891 254,359 0 0	$ $ $ $ $ $ $ $ $ $	568,011 60,137 0 0 0 0 9,891 254,359 186,854 35,659

Name	Voluntary Termination on 12/31/15(1)		Termination for Cause on 12/31/15		Early Retirement on 12/31/15(2)	Full Retirement on 12/31/15(3)		Death on 12/31/15		Disability on 12/31/15		Change in Control on 12/31/15 without Termination		Termination without Cause under Change in Control on 12/31/15(4)
Dennis G. Shaffer Pension Pension Shortfall SERP (10) Split Dollar Ins. Group Term Life Ins. Long Term Disability (11) Value of Stock Retention Bonus Severance COBRA	$ $ $ $ $ $ $ $ $ $	0 0 81,116 0 0 0 0 0 0 0	$ $ $ $ $ $ $ $ $ $	0 0 0 0 0 0 0 0 0 0	— — — — — — — — — —		— — — — — — — — — —	$ $ $ $ $ $ $ $ $ $	0 0 0 742,766 200,000 0 31,844 0 0 0	$ $ $ $ $ $ $ $ $ $	0 0 135,278 0 0 1,400,000 0 0 0 0	$ $ $ $ $ $ $ $ $ $	0 0 0 0 0 0 31,844 438,261 0 0	$ $ $ $ $ $ $ $ $ $	0 0 135,278 0 0 0 31,844 438,261 336,970 35,659
Richard J. Dutton Pension Pension Shortfall SERP (10) Split Dollar Ins. Group Term Life Ins. Long Term Disability (11) Value of Stock Retention Bonus Severance COBRA	$ $ $ $ $ $ $ $ $ $	0 0 107,303 0 0 0 0 0 0 0	$ $ $ $ $ $ $ $ $ $	0 0 0 0 0 0 0 0 0 0	— — — — — — — — — —		— — — — — — — — — —	$ $ $ $ $ $ $ $ $ $	0 0 0 787,696 200,000 0 31,292 0 0 0	$ $ $ $ $ $ $ $ $ $	0 0 119,226 0 0 1,470,000 0 0 0 0	$ $ $ $ $ $ $ $ $ $	0 0 0 0 0 0 31,292 416,900 0 0	$ $ $ $ $ $ $ $ $ $	0 0 119,226 0 0 0 31,292 416,900 336,588 35,659
James E. McGookey Pension (5) Pension Shortfall SERP (10) Split Dollar Ins. Group Term Life Ins. Long Term Disability (12) Value of Stock (7) Retention Bonus Severance COBRA	$ $ $ $ $ $ $ $ $ $	542,253 30,934 683,670 0 0 0 25,390 0 0 0	$ $ $ $ $ $ $ $ $ $	542,253 0 0 0 0 0 0 0 0 0	— — — — — — — — — —	$ $ $ $ $ $ $ $ $ $	542,253 30,934 683,670 0 0 0 25,390 0 0 0	$ $ $ $ $ $ $ $ $ $	542,253 30,934 0 477,862 130,000 0 25,390 0 0 0	$ $ $ $ $ $ $ $ $ $	542,253 30,934 683,670 0 0 240,000 25,390 0 0 0	$ $ $ $ $ $ $ $ $ $	0 0 0 0 0 25,390 318,391 0 0	$ $ $ $ $ $ $ $ $ $	542,253 30,934 683,670 0 0 0 25,390 318,391 248,655 35,659

(1)	Due to their ages, James O. Miller was eligible for early retirement, and James E. McGookey was eligible for full retirement, as of December 31, 2015. As a result, for the purposes of this table, a voluntary termination by either of those individuals would also constitute an early retirement or a full retirement, as applicable.
(2)	Based on the ages of the NEOs, only James O. Miller qualified for early retirement on December 31, 2015.
(3)	Based upon the ages of the NEOs, only James E. McGookey qualified for full retirement on December 31, 2015.
(4)	Assumes termination of the NEO on December 31, 2015 following a change in control.
(5)	Assumes election to take accrued benefits in a lump sum.
(6)	Assumes that the short term disability period had expired. Represents the total amount that would be paid in monthly installments of $10,000 for a maximum period of 36 months assuming his disability continued.
(7)	Since the NEO is at least 62, the separation from service due to voluntary termination or disability would constitute a “retirement”, and all restricted shares would vest.
(8)	Assumes separation from service on December 31, 2015 and election to take lump sum benefits when eligible for early retirement at age 55.
(9)	Assumes short-term disability period had expired. Represents the total that would be paid in monthly installments of $8,412 until he reaches the age of 65 assuming his disability continued.
(10)	Represents the total that would be paid in equal monthly installments over a 10 year period.
(11)	Assumes short-term disability period had expired. Represents the total that would be paid in monthly installments of $10,000 until he reaches the age of 65 assuming his disability continued.
(12)	Assumes that short-term disability period had expired. Represents the total amount that would be paid in monthly installments of $10,000 for a maximum period of 24 months assuming his disability continued.

PROPOSAL 3

NON-BINDING ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and corresponding SEC rules enable the Corporation’s shareholders to vote to approve, on an advisory and non-binding basis, the compensation of Corporation’s named executive officers as disclosed in this Proxy Statement in accordance with SEC rules. As a result, the following resolution will be submitted for shareholder approval at the Annual Meeting:

“RESOLVED, that the shareholders of Civista Bancshares, Inc. (the “Corporation”) hereby approve, on an advisory basis, the compensation of the Corporation’s named executive officers as disclosed in the Corporation’s Proxy Statement for its 2016 Annual Meeting of Shareholders pursuant to Item 402 of SEC Regulation S-K, including the Compensation Discussion and Analysis, the Summary Compensation Table for 2015 and the related compensation tables, notes and narrative disclosures contained under the heading “EXECUTIVE COMPENSATION” in the Corporation’s Proxy Statement.”

The Board of Directors believes that the Corporation’s compensation policies and procedures, which are reviewed and approved by the Compensation Committee, are effective in aligning the compensation of the Corporation’s named executive officers with the Corporation’s short-term goals and long-term success and that such compensation and incentives are designed to attract, retain and motivate the Corporation’s key executives who are directly responsible for the Corporation’s continued success. The Board of Directors believes that the Corporation’s compensation policies and practices do not threaten the value of the Corporation or the investments of the Corporation’s shareholders or create incentives to engage in behaviors or business activities that are reasonably likely to have a material adverse impact on the Corporation. The Board of Directors further believes that the Corporation’s culture focuses on sound risk management and appropriately rewards executives for performance. The Board of Directors further believes that the Corporation’s compensation policies and procedures are reasonable in comparison both to the Corporation’s peer bank holding companies and to the Corporation’s performance during the 2015 fiscal year.

Shareholders are encouraged to carefully review the information provided in this Proxy Statement regarding the compensation of the Corporation’s named executive officers in the section captioned “EXECUTIVE COMPENSATION” beginning on page 17 of this Proxy Statement.

Because your vote is advisory, the outcome of the vote will not: (i) be binding upon the Corporation’s Board of Directors or the Compensation Committee with respect to future executive compensation decisions, including those relating to the Corporation’s named executive officers, or otherwise; (ii) overrule any decision made by the Corporation’s Board of Directors or the Compensation Committee; or (iii) create or imply any additional fiduciary duty by the Corporation’s Board of Directors or the Compensation Committee. However, the Compensation Committee expects to take into account the outcome of the advisory vote when considering future executive compensation arrangements.

Recommendation and Vote

The affirmative vote of a majority of the common shares represented at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal is required to approve the non-binding advisory resolution to approve the compensation paid to the Corporation’s named executive officers as disclosed in this Proxy Statement. The effect of an abstention is the same as a vote “Against” the proposal. Broker non-votes will not be counted in determining whether the proposal has been approved.

The Board of Directors recommends that you vote “FOR” Proposal 3 – Non-Binding Advisory Vote on Named Executive Officer Compensation.

PROPOSAL 4

RATIFICATION OF THE APPOINTMENT OF THE CORPORATION’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The appointment of the Corporation’s independent registered public accounting firm is made annually by the Audit Committee. The Audit Committee has appointed S. R. Snodgrass, P.C. (“Snodgrass”) to serve as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2016. The Audit Committee and the Board of Directors have decided to submit the appointment of Snodgrass to the shareholders for ratification as a matter of good corporate governance and because of the important role of the Corporation’s independent registered public accounting firm in reviewing the quality and integrity of the Corporation’s financial statements.

Snodgrass has served as the Corporation’s independent registered public accounting firm since 2009, and Snodgrass audited the Corporation’s consolidated financial statements as of and for the fiscal year ended December 31, 2015, and the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2015. The Corporation expects that representatives of Snodgrass will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Recommendation and Vote

The affirmative vote of a majority of the common shares represented at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal, is required to ratify the appointment of Snodgrass as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2016. The effect of an abstention is the same as a vote “Against” Proposal 4. Even if the appointment of Snodgrass is ratified by the shareholders, the Audit Committee, in its discretion, could decide to terminate the engagement of Snodgrass and to engage another firm if the Audit Committee determines such action is necessary or desirable. If the appointment of Snodgrass is not ratified, the Audit Committee will reconsider the appointment (but may decide to maintain the appointment).

The Board of Directors recommends that you vote “FOR” Proposal 4 – Ratification of the Appointment of the Corporation’s Independent Registered Public Accounting Firm.

AUDIT COMMITTEE MATTERS

Pre-Approval of Services Performed by Independent Registered Public Accounting Firm

Under applicable SEC rules, the Audit Committee is required to pre-approve all audit and non-audit services performed by the Corporation’s independent registered public accounting firm in order to assure that they do not impair the independent registered public accounting firm’s independence from the Corporation. The SEC’s rules specify the types of non-audit services that an independent registered public accounting firm may not provide to its audit client and establish the Audit Committee’s responsibility for administration of the engagement of the independent registered public accounting firm. Accordingly, the Audit Committee pre-approves all audit and permitted non-audit services proposed to be provided by the Corporation’s independent registered public accounting firm.

Fees of Independent Registered Public Accounting Firm

Snodgrass served as the Corporation’s independent registered public accounting firm for the 2015 and 2014 fiscal years. The Audit Committee pre-approved all services rendered by Snodgrass for 2015 and 2014. Proposals submitted by Snodgrass were presented to and acted upon at meetings of the Audit Committee. Snodgrass billed the aggregate fees shown below for audit services, audit related services, tax services and other services rendered to the Corporation and its subsidiaries for the 2015 and 2014 fiscal years.

	2015	2014
Audit Fees (1)	$255,711	$218,028
Audit-Related Fees (2)	$21,413	$20,215
Tax Fees (3)	$29,916	$25,509
All Other Fees	$0	$0

	$307,040	$263,752
(1)	Includes fees paid to Snodgrass for the 2015 and 2014 fiscal years for the audit of the Corporation’s financial statements, the audit of the Corporation’s internal control over financial reporting, the review of financial statements included in the Corporation’s quarterly reports, audit fees associated with the recent acquisition of TCNB Financial Corp. and for services normally provided by the independent auditor in connection with statutory and regulatory filings or engagements.

(2)	Includes fees paid to Snodgrass for the 2015 and 2014 fiscal years related to the audit of the Corporation’s 401(k) and employee benefit plans.
(3)	Includes fees paid to Snodgrass for the 2015 and 2014 fiscal years related to the preparation of tax returns and quarterly estimated tax payment calculations.

AUDIT COMMITTEE REPORT

The Corporation’s Audit Committee has reviewed and discussed with management and with Snodgrass, the Corporation’s independent registered public accounting firm for 2015, the audited financial statements of the Corporation for the year ended December 31, 2015. In addition, the Audit Committee has discussed with Snodgrass the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee also has received the written disclosures and the letter from Snodgrass required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with Snodgrass its independence from the Corporation.

Based on the foregoing discussions and reviews, the Audit Committee has recommended to the Corporation’s Board of Directors that the audited financial statements for the year ended December 31, 2015 be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2015, for filing with the SEC.

Respectfully submitted, The Audit Committee Allen R. Nickles, Chairman Thomas A. Depler J. William Springer Daniel J. White

SHAREHOLDER PROPOSALS FOR 2017 ANNUAL MEETING

Proposals by shareholders intended to be presented at the 2017 annual meeting of shareholders must be received by the Secretary of the Corporation no later than November 15, 2016, to be eligible for inclusion in the Corporation’s proxy, notice of meeting and proxy statement and Notice of Internet Availability of Proxy Materials relating to the 2017 annual meeting. The Corporation will not be required to include in its proxy, notice of meeting, proxy statement or Notice of Internet Availability of Proxy Materials, a shareholder proposal that is received after that date or that otherwise fails to meet the requirements for shareholder proposals established by applicable SEC rules. Any shareholder that intends to submit a proposal other than for inclusion in the proxy materials must deliver such proposal to the Secretary of the Corporation not less than 60 nor more than 90 days prior to the 2017 annual meeting (or 15 days after the date of notice or public disclosure if the Corporation provides less than 75 days notice of the meeting), or such proposal will be considered untimely. If a shareholder proposal is untimely, the Corporation may vote in its discretion on that proposal all of the common shares for which it has received proxies for the 2017 annual meeting. Proposals by shareholders intended to be presented at the 2017 annual meeting should be mailed or delivered to Civista Bancshares, Inc., 100 East Water Street, Sandusky, Ohio 44870, Attention: Secretary.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors knows of no matter that will be presented for action by the shareholders at the Annual Meeting other than those matters discussed in this Proxy Statement. However, if any other matter requiring a vote of the shareholders should properly come before the Annual Meeting, including matters relating to the conduct of the Annual Meeting, the individuals acting under the proxies solicited by the Board of Directors will vote and act according to their best judgments in light of the conditions then prevailing, to the extent permitted under applicable law.

ANNUAL REPORT

The Corporation’s Annual Report is not intended to be a part of this Proxy Statement. A copy of the Corporation’s Annual Report has been mailed to shareholders with this Proxy Statement. Additional copies of the Corporation’s Annual Report are available to shareholders without charge upon request to James O. Miller, President, Civista Bancshares, Inc., 100 East Water Street, Sandusky, Ohio 44870.

By Order of the Board of Directors

0	¢

CIVISTA BANCSHARES, INC.

Proxy for Annual Meeting of Shareholders on April 19, 2016

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints James D. Heckelman, Blythe A. Friedley and John O. Bacon, and each of them, with full power of substitution and power to act alone, as proxies to vote all of the Common Shares which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Shareholders of Civista Bancshares, Inc., to be held April 19, 2016 at the Cedar Point Center Facility, BGSU Firelands College, One University Drive, Huron, Ohio 44839, and at any adjournments or postponements thereof, as follows:

(Continued and to be signed on the reverse side.)

¢ 1.1	14475 ¢

ANNUAL MEETING OF SHAREHOLDERS OF

CIVISTA BANCSHARES, INC.

April 19, 2016

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy statement and proxy card are available at www.proxydocs.com/civb

i  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.  i

¢	20833030000000000000 8	041916

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2, 3 AND 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. Election of Directors: 8 Director Nominees to serve one-year terms expiring in 2017:				2.	To approve the proposed fees for non-employee Directors for 2016.	FOR ☐	AGAINST ☐	ABSTAIN ☐
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	NOMINEES: O Thomas A. Depler O Allen R. Maurice O James O. Miller O Dennis E. Murray, Jr. O Allen R. Nickles O J. William Springer O David A. Voight O Daniel J. White		3.	To approve, on a non-binding advisory basis, the compensation of the Corporation’s named executive officers as disclosed in the accompanying proxy statement.	☐	☐	☐
				4.	To ratify the appointment of S. R. Snodgrass, P.C. as the independent registered public accounting firm of the Corporation for the fiscal year ending December 31, 2016.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1 and FOR Proposals 2, 3 and 4.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢